Exhibit 10.10.1

SPECIAL RETENTION, SEPARATION AND NON-COMPETE AGREEMENT AND RELEASE

This Special Retention, Separation and Non-Compete Agreement and Release (“Agreement”) is made by and between Peter A. Schnall (“you” or “your”) and Capital One Financial Corporation, including any of its subsidiaries (referred to collectively as “Capital One”) effective as of October 15, 2012.

Reason for Agreement

You and Capital One desire to set forth the final terms relating to your continued employment with Capital One, your role with Capital One during that time, and your separation therefrom. In exchange for your execution of this Agreement and your agreement to execute a “Supplemental General Release” after your Termination Date (as defined below) (which form of agreement is attached hereto as Exhibit A), Capital One will continue your employment through the Termination Date, subject to the terms below, and will provide severance payments and benefits and the Non-Compete Consideration as described herein. Your separation from service with Capital One will be effective on the Termination Date.

Your Provision of Services to Capital One

You shall continue as Capital One’s Chief Risk Officer through June 1, 2013 and a non-executive senior advisor (“Senior Advisor”) from such date through April 1, 2014. The period during which you serve as a Senior Advisor is referred to herein as the “Advisory Period”. Capital One reserves the right to remove you as Chief Risk Officer prior to June 1, 2013, in Capital One’s sole discretion. For the avoidance of doubt, Capital One shall not terminate your employment without Cause (as defined in the Change of Control Employment Agreement between you and Capital One dated as of March 1, 2010 (the “Change in Control Agreement”)). Your employment with Capital One shall end on the earliest of (i) April 1, 2014, (ii) your resignation, (iii) when Capital One terminates your employment for Cause, or (iv) upon your death or your Disability (as defined in the Change in Control Agreement) (the date of your termination, the “Termination Date”).

During the Advisory Period, you agree that you shall make yourself available for consultation with Capital One’s chief executive officer (“CEO”), chief risk officer (“CRO”), and such other individuals as directed by the CEO, the CRO or others per the CEO or the CRO’s request, to provide advice and counsel. During the Advisory Period, (i) it is anticipated that you will provide services to Capital One at a rate of no less than fifty percent (50%) of the average level of bona fide services you performed for Capital One over the 36-month period immediately preceding the commencement of the Advisory Period, and (ii) you will not accept employment with or otherwise provide services to any other person or entity during the Advisory Period unless otherwise agreed in writing by the CEO. You will not be required to be at Capital One’s offices to provide the Advisory Services except when deemed reasonably necessary by the CEO or the CRO.

Consideration for Signing this Agreement and Exhibit A

If you agree to the terms set forth in this Agreement, specifically, but without limitation, your agreement to the provisions under “General Release of Claims”, “Non-Solicitation of Employees” and “Non-Compete”, Capital One will continue your employment from the date hereof through the Termination Date as described above. You will be entitled to continue to receive standard compensation items (cash salary, RSU salary, equity grants, etc.) and employee benefits consistent with compensation and benefit programs offered to Executive Committee members through the Termination Date. Your salary (including salary RSU grants) through the Termination Date shall be no less than the value of your current salary. Employee benefits for which you shall be entitled to participate through the Termination Date include, but are not limited to, use of a company car, annual health screenings, health insurance and participation in retirement plans (i.e., the Associate Savings Plan and the Voluntary Nonqualified Deferred Compensation Plan) pursuant to the terms of such plans and programs.

In addition, your equity grants for the 2012 and 2013 performance years, to be granted in 2013 and 2014, will be awarded pursuant to the terms of Capital One’s compensation program in effect for Executive Committee members at the applicable time, subject to the Termination Date not occurring before the applicable date of grant. Your total target equity award amounts will be no less than the target amounts previously communicated to you in your compensation statement for 2012. The actual awards shall be determined by Capital One’s Board of Directors or Compensation Committee in its discretion consistent with Capital One’s compensation programs applicable to Executive Committee members. Equity awards will continue to vest in accordance with their terms and unless the terms of an award provide otherwise, any unvested equity awards will be forfeited on the Termination Date. Any vested equity awards will pay out according to their terms.

Subject to your eligibility, if you execute the Supplemental General Release after your termination of employment from Capital One (but within the time specified in the Supplemental General Release), you shall receive the applicable severance and benefits set forth in the Capital One Financial Corporation Executive Severance Plan (the “Severance Plan”), pursuant to the terms of the Severance Plan in place on the date you execute this Agreement (estimated to be approximately $1,283,850 million of cash severance, the “Release of Claims Payment”).

Attorneys’ Fees

Capital One will reimburse, or directly pay, reasonable attorneys’ fees incurred by you in connection with the drafting and negotiation of this Agreement in the amount up to $25,000.

General Release of Claims

In consideration of the payments and other benefits provided for in this Agreement, which you agree is good, valuable, adequate and sufficient consideration under this Agreement, you acknowledge and agree that, you and your agents, representatives, and heirs, do hereby fully release (i.e., give up) and forever discharge Capital One and its parent, subsidiary and affiliated corporations, organizations and entities, including without limitation CAPITAL ONE FINANCIAL CORPORATION, CAPITAL ONE SERVICES, INC., CAPITAL ONE SERVICES, LLC, CAPITAL ONE, NATIONAL ASSOCIATION, CAPITAL ONE AUTO FINANCE, INC., CAPITAL ONE BANK (USA), NATIONAL ASSOCIATION, CHEVY CHASE BANK, F.S.B. and each of them, and all of their respective past, present and future affiliates, partners, joint ventures, stockholders, predecessors, successors, assigns, insurers, officers, directors, employees, agents, representatives, attorneys and independent contractors of all such released corporations, organizations and entities, as well as their employee benefit plans, and the trustees, administrators, fiduciaries and insurers of such plans (collectively, the “Released Parties”), and each of them, jointly and severally, from any and all claims, causes of action, charges, suits, controversies, and demands of any kind, whether known or unknown, whether for injunctive relief, back pay, fringe benefits, reinstatement, reemployment, or compensatory, punitive or any other kind of damages, which you ever have had in the past or presently have against the Released Parties through the date of this Agreement, arising from or relating to your employment with Capital One or the termination of that employment or any circumstances related thereto.

Types of Claims Waived

Such claims, causes of action, charges or similar actions include but are not limited to claims arising under or relating to employment, employment contracts, employee benefits or purported employment discrimination or violations of civil rights of whatever kind or nature, including without limitation all claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, 42 U.S.C. Section 1981, the Americans With Disabilities Act of 1990, the Age Discrimination in Employment Act (“ADEA”), the Family Medical Leave Act, Executive Order 11246, the Rehabilitation Act of 1973, the Employee Retirement Income Security Act of 1974, any state human rights act, or any other applicable federal, state or local employment statute, law or ordinance. Except as provided herein, all claims for incentive compensation awards under any Capital One plan or payroll practice, along with any claims under any state wage and hour laws, are specifically subject to this release of claims. You further agree that you will not file or permit to be filed, initiated or prosecuted on your behalf any such claim this Agreement purports to waive.

Claims Not Waived

Notwithstanding the preceding provision or any other provision of the Agreement, your agreement to the provisions under “General Release of Claims” is not intended to prohibit you from bringing an action to challenge the validity of your release of claims under the ADEA.

This Agreement is not intended to interfere with your right to file a charge with an administrative agency in connection with any claim you believe you may have against any of the Released Parties. However, by executing this Agreement, you hereby waive the right to recover, and agree not to seek any damages, remedies or other relief for yourself personally in any proceeding you may bring before such agency or in any proceeding brought by such agency on your behalf. This Agreement is also not intended to apply to claims under ERISA Section 502(a)(1)(B) for benefits that are vested and accrued (other than claims for severance and severance-related benefits) under any qualified employee benefit plan of Capital One pursuant to the terms of any such plan or to claims under any other compensation or employee benefit plan of Capital One for accrued and vested benefits pursuant to the terms of any such plan.

Further, you understand that you are not releasing your rights under this Agreement, that any claims which cannot be lawfully waived are excluded from this Agreement and that by executing this Agreement you are not waiving any such claims. In addition, you are not releasing any rights you may have to indemnification under applicable corporate law, under the by-laws or certificate of incorporation of Capital One or any of its affiliates or as an insured under any directors’ and officers’ liability insurance policy now or previously in force, or any rights you may have under Capital One’s equity award plans or rights as a stockholder of Capital One.

Likewise, you are not releasing any rights or claims that may arise after the date on which you sign this Agreement. In addition, while this Agreement requires you to waive any and all claims against Capital One arising under workers’ compensation laws (e.g., claims of retaliation for filing a workers’ compensation claim), it is not intended to prohibit you from filing in good faith for and from receiving any workers’ compensation benefits from Capital One’s workers’ compensation carrier for compensable injuries incurred during your employment. Accordingly, pursuit of any such workers’ compensation benefits with Capital One’s workers’ compensation carrier will not be considered a violation of this Agreement.

Notification of ADEA Rights and Claims/Opportunity for Review

As outlined above in the General Release of Claims provision, you understand that this Agreement specifically releases and waives all claims you may have for age discrimination under the ADEA, except for those that may arise after the date this Agreement is executed by you. Likewise, you understand that this Agreement does not prohibit you from challenging the validity of your release of claims under the ADEA. Understanding the above, you agree and acknowledge that your execution of this Agreement is completely voluntary and that you have been advised to consult with an attorney prior to executing this Agreement to ensure that you fully and thoroughly understand its legal significance. You acknowledge that you have at least twenty-one (21) days from receipt of this Agreement to consider the provisions of this Agreement during which time you can consult with counsel concerning its terms. You acknowledge that if you execute this Agreement prior to the expiration of the twenty-one (21) days, your execution is completely voluntary and done with the knowledge that you are waiving your entitlement to this review period. you acknowledge that any changes negotiated by the parties shall not re-start the consideration period.

You further acknowledge and understand that you may revoke this Agreement within seven (7) days after its execution by you by sending a written letter of revocation post-marked no later than seven (7) days after your execution of this Agreement to Frank LaPrade at the address below. You further acknowledge and understand that this Agreement is not effective or enforceable until the revocation period has expired.

Acknowledgement

You acknowledge that as of the time of the execution of this Agreement by you, you are unaware of or have already fully disclosed to Capital One pursuant to Capital One’s policies or Capital One is otherwise aware of any facts or conduct that would tend to establish or in any way support an allegation that Capital One or any of the Released Parties or their employees or agents have engaged in conduct that you believe would constitute a violation of any statute, rule or regulation of the Securities and Exchange Commission or any provision of federal law relating to fraud against shareholders pursuant to the Sarbanes-Oxley Act or any state or local counterpart and are unaware of or have already fully disclosed to Capital One or Capital One is otherwise aware of any facts or conduct that would give rise to a claim by you or by any other party against Capital One of the type or sort referenced in this section.

Non-Solicitation of Employees

For a period of two (2) years following your Termination Date, you shall not, directly or indirectly, on your own behalf or on behalf of any other person or entity: (a) solicit or induce any employee of Capital One (or any individual who was employed by Capital One in the immediately-preceding six (6) months) to become employed by any person or entity; (b) hire or otherwise engage any employee of Capital One (or any individual who was employed by Capital One in the immediately-preceding six (6) months) to provide services to any person or entity; or (c) solicit or induce any employee to cease his or her employment relationship with Capital One. In addition, beginning two (2) years following your Termination Date until five (5) years following your Termination Date, You shall not directly: (a) solicit or induce any credit officer, senior credit officer or model risk officer (or credit professionals in identical roles to these with replacement titles that may be used in the future) (“Restricted Credit Professional”), whether working for risk management or for any other line of business, employed by Capital One (or any such individual who was employed by Capital One in the immediately-preceding six (6) months) to become employed by any person or entity involved in activity competitive to Capital One; or (b) hire or otherwise engage any Restricted Credit Professional (or any such individual who was employed by Capital One in the immediately-preceding six (6) months) to provide services to any person or entity involved in activity competitive to Capital One.

Non-Compete

You and Capital One have entered into the Non-Competition Agreement attached as Exhibit B (the “Non-Competition Agreement”, which is a part of this Agreement) as of the date hereof. The Non-Competition Agreement supersedes the current Non-Competition Agreement between you and Capital One, dated as of January 1, 2009 and amended as of March 1, 2010 (the “Prior NCA”), which shall no longer be in effect. Subject to your continued compliance with the Non-Competition Agreement, Capital One shall provide you the payments (collectively, the “Non-Compete Consideration”) and benefits described in Exhibit B.

Effect of Pursuing Released Claims

Except to the extent such agreement is prohibited by applicable law or regulation, you understand and agree that if you file a lawsuit for claims released by this Agreement, such action shall void Capital One’s obligations to you to pay the Release of Claims Payment and shall further require you to pay all reasonable costs and attorneys’ fees incurred by Capital One in defending any such action brought by you in violation of this Agreement, in addition to any other damages or relief to which Capital One may be entitled.

Notwithstanding the above or any other provision to the contrary, the above will not apply to any action brought by you to challenge the validity of your waiver of any ADEA claims under this Agreement.

Injunctive Relief

You acknowledge that any violation of the Confidentiality, Non-Solicitation of Employees or Non-Compete provisions of this Agreement or any continuing obligation contained in any applicable confidentiality agreement or restrictive covenant with Capital One will result in immediate, substantial and irreparable harm to Capital One which cannot be fully and adequately redressed by the award of monetary damages. In the event of your violation or threatened violation of the Confidentiality, Non-Solicitation of Employees or Non-Compete provisions of this Agreement or any continuing obligation contained in any applicable confidentiality, intellectual property, non-solicitation, non-competition or other covenant or agreement with Capital One, you agree that Capital One, without limiting any other legal or equitable remedies available to it, shall be entitled to seek equitable relief, including without limitation, temporary, preliminary and permanent injunctive relief and specific performance from any court of competent jurisdiction.

Full Cooperation

Prior to your termination of employment, you agree that you will cooperate fully with Capital One and take all reasonable actions requested by Capital One to assist in any threatened or pending litigation, investigation, or other administrative or legal proceeding involving or relating to Capital One or any of the other Released Parties, provided that Capital One shall reimburse you for any reasonable expenses that are approved by Capital One in writing prior to being incurred and are necessary to be incurred to comply with Capital One’s request. After termination of your employment, your obligation to cooperate fully and Capital One’s obligation to you with respect to that cooperation will be as set forth in the Supplemental General Release.

Modification

This Agreement may be modified only in writing, signed by both parties. E-mail communication does not modify this agreement.

No Admission

This Agreement does not constitute an admission of liability or wrongdoing of any kind by Capital One or its affiliates or you.

Severability

It is the intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under applicable law. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not invalidate any other provision of this Agreement. The parties agree that if a court of competent jurisdiction adjudges any provision of this Agreement to be valid or unenforceable; such court shall modify such provision so that it is enforceable to the extent permitted by applicable law consistent with the parties’ intent. Likewise, to the extent providing any payment or benefit under this Agreement would violate any law or regulation not in effect at the time the Agreement is executed by you, but would violate any such law or regulation in effect at the time such payment or benefit is to be provided, the Parties agree that no such payment or benefit will be provided, except to the extent permitted by law; provided, that the parties shall use all reasonable efforts to provide for an alternative equivalent payment to the extent legally permitted. If you do not receive the Release of Claims Payment because it would violate any such law or regulation, you shall not be bound by the Release of Claims provision. If you do not receive the Additional NCA Payment (as defined in Exhibit B) because it would violate any such law or regulation, you shall not be bound by the Non-Competition provision of section 3 of Exhibit B beginning two (2) years following your Termination Date until 5 years following your Termination Date. If you do not receive both the Additional NCA payment and the Initial NCA Payment (as defined in Exhibit B) because it would violate any such law or regulation, you shall not be bound by the Non-Competition provision of section 3 of Exhibit B.

Successor

This Agreement is personal to you and shall not be assignable by you other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by your heirs and legal representatives. The rights and obligations of Capital One under this Agreement shall be binding on and inure to the benefit of Capital One, its successors and assigns.

No Further Payments, Benefits, Attorneys’ Fees or Costs

You understand and agree that you will not receive any payments or benefits from Capital One or its affiliates after the Termination Date, except as expressly provided for under the Agreements or under applicable benefit plans and arrangements. The payments and benefits received by you from Capital One after the Termination Date pursuant to the Agreements shall not be taken into account as compensation and no service credit shall be given after the Termination Date for purposes of determining the benefits payable under any other plan, program, agreement or arrangement of Capital One or its affiliates. You acknowledge that, except for the payments made by Capital One as expressly provided for under the Agreements, you are not entitled to any payment in the nature of severance or termination pay from Capital One or its affiliates.

Tax Withholding

Capital One may withhold from any amounts payable to you hereunder all federal, state, local or other taxes that it may reasonably determine are required to be withheld pursuant to any applicable law or regulation in connection with any payments or benefits provided to you pursuant to the Agreements.

Confidentiality

You acknowledge and agree that the Confidentiality, Work Product and Non-Solicitation of Employee Agreement, effective as of November 10, 2008, between you and Capital One shall remain in force pursuant to its terms (subject to the modifications under “Non-Solicitation of Employees” herein) and that you shall comply with your obligations under such Agreement.

Indemnification

All rights to indemnification and exculpation from liability for acts or omissions occurring on or prior to the Termination Date existing in your favor under Capital One’s Certificate of Incorporation and Bylaws and Delaware law and otherwise shall continue in full force and effect subsequent to the Termination Date. Capital One will ensure that you remain covered under its directors and officers insurance policy at least to the extent then provided for other directors and officers of Capital One with respect to all acts, omissions and/or events relating to or arising out of your being an employee, officer, director, representative or trustee/administrator or other fiduciary with Capital One or any of its affiliates, subsidiaries or employee benefit plans or any third party with respect to which you were acting as a representative of Capital One or any of its affiliates or subsidiaries.

Section 409A

All payments and benefits to be paid or provided to you pursuant to the Agreements are intended to comply with or be exempt from section 409A of the Internal Revenue Code of 1986 as amended, the regulations promulgated thereunder, and the rulings, notices and other guidance issued by the Internal Revenue Service interpreting the same (“Section 409A”), and the provisions of this Agreement shall be administered, interpreted and construed in accordance with and to implement such intent. In implementation of the foregoing, it is agreed as follows:

(a) Your termination of employment with Capital One on the Termination Date for any reason other than death shall be treated as a “separation from service” within the meaning of Treas. Reg. §1.409A-1(n)(1).

(b) The Initial NCA Payment shall be paid as set forth in the first sentence Section 2(a) of the Non-Competition Agreement, which payment terms are consistent with the terms set forth in the Prior NCA and Section 409A. The Additional NCA Payment shall be paid as set forth in the second sentence of Section 2(a), which fixed timing satisfies the rules of Section 409A. The Release of Claims Payment shall be paid to you six (6) months and one day following the Termination Date, provided that you have complied with the release of claims requirement in the Supplemental General Release, which payment timing is consistent with the terms set forth in the Severance Plan and Section 409A.

(c) To the extent that the reimbursement of any expenses or the provision of any in-kind benefits under any provision of the Agreements is subject to Section 409A (after taking into account all applicable exclusions and exemptions), (i) the amount of such expenses eligible for reimbursement or in-kind benefits to be provided during any one calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (ii) reimbursement of any such expenses shall be made by no later than December 31 of the year next following the calendar year in which such expense is incurred, and (iii) your right to receive such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

No Mitigation

For the avoidance of doubt, in no event shall you be obligated to seek other employment or take any other action by way of mitigation of the accounts payable to you under any of the provisions of this Agreement, and such amounts shall not be reduced by future compensation whether or not you obtain other employment.

Choice of Law

To ensure uniformity of the enforcement of this Agreement, and irrespective of the fact that either of the parties now is or may become, a resident of a different state, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any principles of conflicts of law.

No Waiver

Any waiver by Capital One of any provision of this Agreement in any instance shall not be deemed a waiver of such provision in the future.

Headings

The headings in this Agreement are included for convenience only and shall not constitute a part of the Agreement nor shall they affect its meaning, construction or effect.

Integration

This Agreement, together with the Non-Competition Agreement and the Supplemental General Release (collectively, the “Agreements”), constitute the final and complete agreement between the parties relating to the subject matter hereof, and you agree and stipulate that no other representations have been made by Capital One to you except those expressly set forth herein, and the Agreements resolve all outstanding issues arising from or relating to your employment with Capital One, and that you will not receive anything further from Capital One except as provided herein; provided, however, that notwithstanding any provision of the Agreements to the contrary, any agreements containing confidentiality, intellectual property, non-solicitation provisions or similar agreements to which you are a party (other than the Prior NCA), your award agreements regarding outstanding equity awards, and applicable benefit plans and agreements, shall expressly remain in full force and effect according to their terms (provided that such provisions and agreements shall be subject to any exceptions or exclusions set forth in the Agreements), unless expressly waived by the Agreements.

Opportunity for Review

You agree and acknowledge that your execution of this Agreement is completely voluntary and that you have been advised to consult with an attorney prior to executing this Agreement to ensure that you fully and thoroughly understand its legal significance.

If the terms of this Agreement are acceptable to you, please indicate your agreement by signing below and returning two originals to:

Frank LaPrade

Capital One Financial Corporation

1680 Capital One Drive

McLean, VA 22102-3491

[remainder of page intentionally left blank]

You are advised to discuss the benefits and obligations outlined in this Agreement, including the provision relating to your general release of claims, with an attorney or advisor of your choice.

The Parties have read this Agreement, understand it, and accept all of its terms:

Peter A. Schnall	Date

SS#

Authorized Capital One Representative:

Jory A. Berson	Date
Chief Human Resources Officer

Exhibit A

SUPPLEMENTAL GENERAL RELEASE TEMPLATE

This Supplemental General Release (“Supplemental Release”) is made by and between Peter A. Schnall (“you” or “your”) and Capital One Financial Corporation, including any of its subsidiaries (referred to collectively as “Capital One”) effective as of                     .

Reason for Agreement

The purpose of this Supplemental Release is to supplement, but not supersede that certain Special Retention, Separation and Non-Compete Agreement and Release that you executed as of October 15, 2012 (the “Special Agreement”), by and between you and Capital One, which is incorporated herein by reference. In the event that any inconsistencies occur between this Supplemental Release and the Special Agreement, you agree that the terms of this Supplemental Release shall govern and be given full and binding effect. You further agree that to the extent not specifically set forth in this Supplemental Release the provisions set forth in the Special Agreement, including, but not limited to Non-Solicitation of Employees, Non-Compete, Confidentiality, and all other terms of the Special Agreement shall be enforceable in their entirety and are fully incorporated herein by reference. Capitalized terms not specifically defined herein have the meanings specified in the Special Agreement.

Consideration

Separation Payment

Your Termination Date (as that term is defined in the Special Agreement) with Capital One has occurred and you agree that as of                     , you are no longer employed by Capital One. As consideration for this Supplemental Release, and specifically, but without limitation, as consideration for your agreement to the provisions under “General Release of Claims,” Capital One shall pay you separation pay pursuant to the Capital One Financial Corporation Executive Severance Plan (the “Severance Plan”) in the amount of $1,283,850, which amount reflects the severance payment provided for under the Severance Plan at the time you executed the Special Agreement (the “Release of Claims Payment”). Such amount shall be payable in one lump sum as provided in the Section 409A section of the Special Agreement (i.e. six (6) months and one day following the Termination Date), provided that you have executed this Supplemental Release. This Supplemental Release shall be provided to you by Capital One within 7 business days following your Termination Date and shall be executed by you and Capital One within 28 days following the Termination Date. All applicable federal, state and local taxes will be withheld by Capital One from these payments to the extent such taxes are required by law or regulation to be withheld. In the event you elect to exercise COBRA rights, you will also receive COBRA continuation benefits as described below (see “Benefit Continuation” section below). Capital One shall also make available to you, at its sole expense, up to 12 month(s) worth of outplacement services to be provided by a nationally recognized outplacement services firm selected by Capital One. You must begin using these outplacement services within 90 days following your Termination Date.

If you do not agree to the terms set forth in this Supplemental Release, you will not receive the Release of Claims Payment or outplacement services set forth in this section titled “Consideration”.

Benefit Continuation

You shall receive all benefits for which you are currently eligible and properly enrolled until and including the Termination Date. If you are currently eligible and properly enrolled as of the Termination Date, your medical and dental coverage will continue through the end of the month of your separation. You will also be entitled to receive the health continuation coverage described in Section 2 of Exhibit B of the Special Agreement.

If you wish to continue any optional supplemental life insurance in effect as of your Termination Date, please contact Aetna US Healthcare at (800) 523-5065. All other benefits, including but not limited to, those provided under the Long Term Managed Income Protection plan, Short Term Managed Income Protection plan, AD&D policy, the Associate Stock Purchase Plan, Voluntary Nonqualified Deferred Compensation Plan, and the Associate Savings Plan will be discontinued, if applicable, as of the Termination Date other than as expressly provided for under this Supplemental Release.

Non-Solicitation of Employees

For a period of two (2) years following your Termination Date, you shall not, directly or indirectly, on your own behalf or on behalf of any other person or entity: (a) solicit or induce any employee of Capital One (or any individual who was employed by Capital One in the immediately-preceding six (6) months) to become employed by any person or entity; (b) hire or otherwise engage any employee of Capital One (or any individual who was employed by Capital One in the immediately-preceding six (6) months) to provide services to any person or entity; or (c) solicit or induce any employee to cease his or her employment relationship with Capital One. In addition, beginning two (2) years following your Termination Date until five (5) years following your Termination Date, You shall not directly: (a) solicit or induce any credit officer, senior credit officer or model risk officer (or credit professionals in identical roles to these with replacement titles that may be used in the future) (“Restricted Credit Professional”), whether working for risk management or for any other line of business, employed by Capital One (or any such individual who was employed by Capital One in the immediately-preceding six (6) months) to become employed by any person or entity involved in activity competitive to Capital One; or (b) hire or otherwise engage any Restricted Credit Professional (or any such individual who was employed by Capital One in the immediately-preceding six (6) months) to provide services to any person or entity involved in activity competitive to Capital One.

Non-Compete

You and Capital One have entered into the Non-Competition Agreement attached as Exhibit B to the Special Agreement (the “Non-Competition Agreement”). For the avoidance of doubt, the Non-Competition Agreement shall continue in force in accordance with its terms.

Return of Capital One Assets

All assets of Capital One and its affiliates (including, but not limited to confidential information, telephones, fax machines, personal computers, Blackberries, corporate credit cards and phone cards) must be returned to Capital One in their current condition prior to receiving any payments under this Supplemental Release. By signing and returning this Supplemental Release, you represent that you have left with, or returned to, or agree to leave with or return to Capital One and/or destroyed (where applicable) and no longer possess or control, prior to receiving any payments under this Supplemental Release, any memoranda, notes, documents, business plans, customer lists, computer programs and any other records, or any kind, and any and all copies (either written or electronic) thereof, made or compiled, in whole or in part, by you or made available to you, during the course of your employment with Capital One which are in your possession as of the Termination Date. Nothing herein shall prohibit you from retaining (i) your personal effects (including, but not limited to, personal cell phones, Blackberry devices, photographs, diaries, rolodexes, Outlook contacts and calendars); (ii) information relating to your compensation as reasonably needed for tax purposes; and (iii) your copies of plans, programs and agreements relating specifically to the terms and conditions of your employment.

For the sake of clarity, you may retain your copies (electronic or hardcopy) of documents that were authored by non-Capital One parties that are not the Work Product of Capital One. Permissible documents in this category include, but are not limited to, articles, white papers, regulations, external training materials, and commentaries. You can also retain copies of Capital One documents that you created, or were created by Capital One employees or parties sponsored by Capital One, with permission from Capital One at Capital One’s sole discretion. Permissible documents in this category potentially include non-proprietary risk management principles, speeches and presentations made to external audiences, and products of non-proprietary risk management research that you conducted, and other designated documents that Capital One may permit you to retain. A list of the documents Capital One has authorized you to retain, in its sole discretion, is attached as Schedule 1 to this Supplemental Release.

Unused Vacation/PTO Days

You will be paid for the number of unused vacation/PTO days accrued as of your Termination Date in accordance with Capital One’s usual payment practices, less applicable federal, state and local taxes. Any unpaid business expenses incurred by you that are outstanding as of the Termination Date shall be reimbursed pursuant to Capital One’s expense reimbursement policies. Payment of the foregoing amounts shall be made to you on, or as soon as administratively practicable after, your Termination Date, but, provided such business expenses are submitted for reimbursement as of the Termination Date, in any event no later than 30 days following your Termination Date.

Associate Savings Plan

As of the Termination Date, you will be considered a terminated participant under the Associate Savings Plan. Please refer to the exit paperwork for details on your options upon termination.

Executive Life Insurance Program

Capital One will continue to pay the entire portion of the premiums associated with group term life insurance coverage offered under the current Capital One Executive Life Insurance Program (the “ELIP”) through the earlier of the date you become eligible to receive coverage under another group life insurance program or 12 months after the Termination Date. You will be responsible for any applicable taxes related to such payments, which premium payments will be reported on Internal Revenue Service Form W-2 to the extent includible in your gross income. If you wish to convert your group term life insurance policy to an individual whole life policy, please contact Aetna Life Insurance at 1-888-584-2983.

Deferred Compensation Plan

If applicable, the vested value in your account under the Capital One Financial Corporation Deferred Compensation Plan will be distributed directly to you in accordance with the plan’s provisions.

General Release of Claims

In consideration of the payments and other benefits provided for in this Supplemental Release, which you agree is good, valuable, adequate and sufficient consideration under this Supplemental Release, you acknowledge and agree that, you and your agents, representatives, and heirs, do hereby fully release (i.e., give up) and forever discharge Capital One and its parent, subsidiary and affiliated corporations, organizations and entities, including without limitation CAPITAL ONE FINANCIAL CORPORATION, CAPITAL ONE SERVICES, INC., CAPITAL ONE SERVICES, LLC, CAPITAL ONE, NATIONAL ASSOCIATION, CAPITAL ONE AUTO FINANCE, INC., CAPITAL ONE BANK (USA), NATIONAL ASSOCIATION, CHEVY CHASE BANK, F.S.B. and each of them, and all of their respective past, present and future affiliates, partners, joint ventures, stockholders, predecessors, successors, assigns, insurers, officers, directors, employees, agents, representatives, attorneys and independent contractors of all such released corporations, organizations and entities, as well as their employee benefit plans, and the trustees, administrators, fiduciaries and insurers of such plans (collectively, the “Released Parties”), and each of them, jointly and severally, from any and all claims, causes of action, charges, suits, controversies, and demands of any kind, whether known or unknown, whether for injunctive relief, back pay, fringe benefits, reinstatement, reemployment, or compensatory, punitive or any other kind of damages, which you ever have had in the past or presently have against the Released Parties through the date of this Supplemental Release, arising from or relating to your employment with Capital One or the termination of that employment or any circumstances related thereto.

Types of Claims Waived

Such claims, causes of action, charges or similar actions include but are not limited to claims arising under or relating to employment, employment contracts, employee benefits or purported employment discrimination or violations of civil rights of whatever kind or nature, including without limitation all claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, 42 U.S.C. Section 1981, the Americans With Disabilities Act of 1990, the Age Discrimination in Employment Act (“ADEA”), the Family Medical Leave Act, Executive Order 11246, the Rehabilitation Act of 1973, the Employee Retirement Income Security Act of 1974, any state human rights act, or any other applicable federal, state or local employment statute, law or ordinance. Except as provided herein, all claims for incentive compensation awards under any Capital One plan or payroll practice, along with any claims under any state wage and hour laws, are specifically subject to this release of claims. You further agree that you will not file or permit to be filed, initiated or prosecuted on your behalf any such claim this Supplemental Release purports to waive.

Claims Not Waived

Notwithstanding the preceding provision or any other provision of the Agreement, your agreement to the provisions under “General Release of Claims” is not intended to prohibit you from bringing an action to challenge the validity of your release of claims under the ADEA.

This Supplemental Release is not intended to interfere with your right to file a charge with an administrative agency in connection with any claim you believe you may have against any of the Released Parties. However, by executing this Supplemental Release, you hereby waive the right to recover, and agree not to seek any damages, remedies or other relief for yourself personally in any proceeding you may bring before such agency or in any proceeding brought by such agency on your behalf. This Supplemental Release is also not intended to apply to claims under ERISA Section 502(a)(1)(B) for benefits that are vested and accrued (other than claims for severance and severance-related benefits) under any qualified employee benefit plan of Capital One pursuant to the terms of any such plan or to claims under any other compensation or employee benefit plan of Capital One for accrued and vested benefits pursuant to the terms of any such plan.

Further, you understand that you are not releasing your rights under this Supplemental Release, that any claims which cannot be lawfully waived are excluded from this Supplemental Release and that by executing this Supplemental Release you are not waiving any such claims. In addition, you are not releasing any rights you may have to indemnification under applicable corporate law, under the by-laws or certificate of incorporation of Capital One or any of its affiliates or as an insured under any directors’ and officers’ liability insurance policy now or previously in force, or any rights you may have under Capital One’s equity award plans or rights as a stockholder of Capital One.

Likewise, you are not releasing any rights or claims that may arise after the date on which you sign this Supplemental Release. In addition, while this Supplemental Release requires you to waive any and all claims against Capital One arising under workers’ compensation laws (e.g., claims of retaliation for filing a workers’ compensation claim), it is not intended to prohibit you from filing in good faith for and from receiving any workers’ compensation benefits from Capital One’s workers’ compensation carrier for compensable injuries incurred during your employment. Accordingly, pursuit of any such workers’ compensation benefits with Capital One’s workers’ compensation carrier will not be considered a violation of this Supplemental Release.

Notification of ADEA Rights and Claims/Opportunity for Review

As outlined above in the General Release of Claims provision, you understand that this Supplemental Release specifically releases and waives all claims you may have for age discrimination under the ADEA, except for those that may arise after the date this Supplemental Release is executed by you. Likewise, you understand that this Supplemental Release does not prohibit you from challenging the validity of your release of claims under the ADEA. Understanding the above, you agree and acknowledge that your execution of this Supplemental Release is completely voluntary and that you have been advised to consult with an attorney prior to executing this Supplemental Release to ensure that you fully and thoroughly understand its legal significance. You acknowledge that you have at least twenty-one (21) days from receipt of this Supplemental Release to consider the provisions of this Supplemental Release during which time you can consult with counsel concerning its terms. You acknowledge that if you execute this Supplemental Release prior to the expiration of the twenty-one (21) days, your execution is completely voluntary and done with the knowledge that you are waiving your entitlement to this review period. You acknowledge that any changes negotiated by the parties shall not re-start the consideration period.

You further acknowledge and understand that you may revoke this Supplemental Release within seven (7) days after its execution by you by sending a written letter of revocation post-marked no later than seven (7) days after your execution of this Supplemental Release to Frank LaPrade at the address below. You further acknowledge and understand that this Supplemental Release is not effective or enforceable until the revocation period has expired.

Acknowledgment

You acknowledge that as of the time of the execution of this Agreement by you, you are unaware of or have already fully disclosed to Capital One pursuant to Capital One’s policies or Capital One is otherwise aware of any facts or conduct that would tend to establish or in any way support an allegation that Capital One or any of the Released Parties or their employees or agents have engaged in conduct that you believe would constitute a violation of any statute, rule or regulation of the Securities and Exchange Commission or any provision of federal law relating to fraud against shareholders pursuant to the Sarbanes-Oxley Act or any state or local counterpart and are unaware of or have already fully disclosed to Capital One or Capital One is otherwise aware of any facts or conduct that would give rise to a claim by you or by any other party against Capital One of the type or sort referenced in this section.

Effect of Pursuing Released Claims

Except to the extent such agreement is prohibited by applicable law or regulation, you understand and agree that if you file a lawsuit for claims released by this Agreement, such action shall void Capital One’s obligations to you to pay the Release of Claims Payment and shall further require you to pay all reasonable costs and attorneys’ fees incurred by Capital One in defending any such action brought by you in violation of this Agreement, in addition to any other damages or relief to which Capital One may be entitled.

Notwithstanding the above or any other provision to the contrary, the above will not apply to any action brought by you to challenge the validity of your waiver of any ADEA claims under this Agreement.

Injunctive Relief

You acknowledge that any violation of the Confidentiality, Non-Solicitation of Employees or Non-Compete provisions of this Agreement or any continuing obligation contained in any applicable confidentiality agreement or restrictive covenant with Capital One will result in immediate, substantial and irreparable harm to Capital One which cannot be fully and adequately redressed by the award of monetary damages. In the event of your violation or threatened violation of the Confidentiality, Non-Solicitation of Employees or Non-Compete provisions of this Agreement or any continuing obligation contained in any applicable confidentiality, intellectual property, non-solicitation, non-competition or other covenant or agreement with Capital One, you agree that Capital One, without limiting any other legal or equitable remedies available to it, shall be entitled to seek equitable relief, including without limitation, temporary, preliminary and permanent injunctive relief and specific performance from any court of competent jurisdiction.

Modification

This Supplemental Release may be modified only in writing, signed by both parties. E-mail communication does not modify this agreement.

No Admission

This Supplemental Release does not constitute an admission of liability or wrongdoing of any kind by Capital One or its affiliates.

Severability

It is the intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under applicable law. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not invalidate any other provision of this Agreement. The parties agree that if a court of competent jurisdiction adjudges any provision of this Agreement to be valid or unenforceable; such court shall modify such provision so that it is enforceable to the extent permitted by applicable law consistent with the parties’ intent. Likewise, to the extent providing any payment or benefit under this Agreement would violate any law or regulation not in effect at the time the Agreement is executed by you, but would violate any such law or regulation in effect at the time such payment or benefit is to be provided, the Parties agree that no such payment or benefit will be provided, except to the extent permitted by law; provided, that the parties shall use all reasonable efforts to provide for an alternative equivalent payment to the extent legally permitted. If you do not receive the Release of Claims Payment because it would violate any such law or regulation, you shall not be bound by the Release of Claims provision. If you do not receive the Additional NCA Payment (as defined in Exhibit

B) because it would violate any such law or regulation, you shall not be bound by the Non-Competition provision of section 3 of Exhibit B beginning two (2) years following your Termination Date until 5 years following your Termination Date. If you do not receive both the Additional NCA payment and the Initial NCA Payment (as defined in Exhibit B) because it would violate any such law or regulation, you shall not be bound by the Non-Competition provision of section 3 of Exhibit B.

Successor

This Supplemental Release is personal to you and shall not be assignable by you other than by will or the laws of descent and distribution. This Supplemental Release shall inure to the benefit of and be enforceable by your heirs and legal representatives. The rights and obligations of Capital One under this Supplemental Release shall be binding on and inure to the benefit of Capital One, its successors and assigns.

No Further Payments, Benefits, Attorney’s Fees or Costs

You understand and agree that you will not receive any payments or benefits from Capital One or its affiliates after the Termination Date, except as expressly provided for under this Supplemental Release and the Special Agreement (or under applicable benefit plans and arrangements). The payments and benefits received by you from Capital One pursuant to this Supplemental Release shall not be taken into account as compensation and no service credit shall be given after the Termination Date for purposes of determining the benefits payable under any other plan, program, agreement or arrangement of Capital One or its affiliates. You acknowledge that, except for the payments made by Capital One as expressly provided for under this Supplemental Release and the Special Agreement, you are not entitled to any payment in the nature of severance or termination pay from Capital One or its affiliates.

Tax Withholding

Capital One may withhold from any amounts payable to you hereunder all federal, state, local or other taxes that it may reasonably determine are required to be withheld pursuant to any applicable law or regulation in connection with any payments or benefits provided to you pursuant to this Supplemental Release.

Confidentiality

You acknowledge and agree that the Confidentiality, Work Product and Non-Solicitation of Employee Agreement, effective as of November 10, 2008, between you and Capital One shall remain in force pursuant to its terms (subject to the modifications under “Non-Solicitation of Employees” herein) and that you shall comply with your obligations under such Agreement.

Choice of Law

To ensure uniformity of the enforcement of this Supplemental Release, and irrespective of the fact that either of the parties now is or may become, a resident of a different state, this Supplemental Release shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any principles of conflicts of law.

Full Cooperation

You agree that until your Termination Date, you will cooperate fully with Capital One and take all reasonable actions requested by Capital One to transition your responsibilities and to otherwise assist in the operation of Capital One. At all times until and for five years after your Termination Date, you agree to take all reasonable actions requested by Capital One to assist in any threatened or pending litigation involving Capital One. Notwithstanding the foregoing, in carrying out the provisions of this paragraph, you shall not be required to take any action that could result in any type of criminal liability on your part. Capital One will make reasonable efforts to limit your participation under this paragraph to regular business hours and will also make reasonable efforts to accommodate your personal and business commitments. Capital One shall reimburse you for your reasonable expenses incurred in carrying out the provisions of this paragraph, including demonstrably lost wages and, if reasonably deemed necessary by you, legal fees for separate counsel. You understand that Capital One’s agreement to provide you with the consideration set forth in this Supplemental Release is specifically conditioned on your agreement to provide such cooperation.

Indemnification

All rights to indemnification and exculpation from liability for acts or omissions occurring on or prior to the Termination Date existing in your favor under Capital One’s Certificate of Incorporation and Bylaws and Delaware law and otherwise shall continue in full force and effect subsequent to the Termination Date. Capital One will ensure that you remain covered under its directors and officers insurance policy at least to the extent then provided for other directors and officers of Capital One with respect to all acts, omissions and/or events relating to or arising out of your being an employee, officer, director, representative or trustee/administrator or other fiduciary with Capital One or any of its affiliates, subsidiaries or employee benefit plans or any third party with respect to which you were acting as a representative of Capital One or any of its affiliates or subsidiaries.

Section 409A

All payments and benefits to be paid or provided to you pursuant to this Supplemental Release and the Special Agreement (collectively, the “Agreements”) are intended to comply with or be exempt from section 409A of the Internal Revenue Code of 1986 as amended, the regulations promulgated thereunder, and the rulings, notices and other guidance issued by the Internal Revenue Service interpreting the same (“Section 409A”), and the provisions of the Agreements shall be administered, interpreted and construed in accordance with and to implement such intent. In implementation of the foregoing, it is agreed as follows:

(a) Your termination of employment with Capital One on the Termination Date for any reason other than death or termination of employment by Capital One for Cause shall be treated as a “separation from service” within the meaning of Treas. Reg. §1.409A-1(n)(1).

(b) To the extent that the reimbursement of any expenses or the provision of any in-kind benefits under any provision of the Agreements is subject to Section 409A (after taking into account all applicable exclusions and exemptions), (i) the amount of such expenses eligible for reimbursement or in-kind benefits to be provided during any one calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (ii) reimbursement of any such expenses shall be made by no later than December 31 of the year next following the calendar year in which such expense is incurred, and (iii) your right to receive such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

No Mitigation

For the avoidance of doubt, in no event shall you be obligated to seek other employment or take any other action by way of mitigation of the accounts payable to you under any of the provisions of this Supplemental Release, and such amounts shall not be reduced by future compensation whether or not you obtain other employment.

No Waiver

Any waiver by Capital One of any provision of this Supplemental Release in any instance shall not be deemed a waiver of such provision in the future.

Headings

The headings in this Supplemental Release are included for convenience only and shall not constitute a part of the Agreement nor shall they affect its meaning, construction or effect.

Integration

This Supplemental Release, together with the Special Retention, Separation and Non-Compete Agreement and Release and the Non-Competition Agreement (collectively, the “Agreements”), constitute the final and complete agreement between the parties relating to the subject matter hereof, and you agree and stipulate that no other representations have been made by Capital One to you except those expressly set forth herein, and the Agreements resolve all outstanding issues arising from or relating to your employment with Capital One, and that you will not receive anything further from Capital One except as provided herein; provided, however, that notwithstanding any provision of the Agreements to the contrary, any agreements containing confidentiality, intellectual property, non-solicitation provisions or similar agreements to which you are a party (other than the Prior NCA), your award agreements regarding outstanding equity awards, and applicable benefit plans and agreements, shall expressly remain in full force and effect according to their terms (provided that such provisions and agreements shall be subject to any exceptions or exclusions set forth in the Agreements), unless expressly waived by the Agreements.

Opportunity for Review

You agree and acknowledge that your execution of this Supplemental Release is completely voluntary and that you have been advised to consult with an attorney prior to executing this Supplemental Release to ensure that you fully and thoroughly understand its legal significance.

If the terms of this Supplemental Release are acceptable to you, please indicate your agreement by signing below and returning two originals to:

Frank LaPrade

Capital One Financial Corporation

1680 Capital One Drive

McLean, VA 22102-3491

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Please be advised that the terms offered in this Supplemental Release shall be automatically withdrawn if the Agreement is not executed and returned to Capital One within twenty-one (21) days following your Termination Date.

You are advised to discuss the benefits and obligations outlined in this Supplemental Release, including the provision relating to your general release of claims, with an attorney or advisor of your choice.

The Parties have read this Supplemental Release, understand it, and accept all of its terms:

Peter A. Schnall	Date

SS#

Authorized Capital One Representative:

Jory A. Berson	Date
Chief Human Resources Officer

Schedule 1 to Exhibit A

[to be provided when this template agreement is finalized]

Exhibit B

NON-COMPETITION AGREEMENT

This Non-Compete Agreement (“Agreement”) is made by and between Peter A. Schnall (“You” or “Your”) and Capital One Financial Corporation, including any of its subsidiaries (referred to collectively as “Capital One”) effective as of October 15, 2012. This Agreement supersedes the current Non-Competition Agreement between you and Capital One, dated as of January 1, 2009 and amended as of March 1, 2010 (the “Prior NCA”), which shall no longer be in effect.

1. Legitimate Business Interest. You have been employed in a senior leadership role at Capital One since 1996, including service as Chief Credit Officer from October 2002 through June 2006, and Chief Risk Officer since June 2006. You acknowledge and agree that you have had access to Capital One’s Trade Secrets and other Confidential Information (as those terms are defined in the Confidentiality, Work Product and Non-Solicitation of Employee Agreement effective as of November 10, 2008 (the “CWP Agreement”)), and have developed relationships with Capital One’s customers and business partners. Most significantly, you acknowledge and agree that, as Chief Risk Officer, you are a Named Executive Officer responsible for overseeing, among other things, Capital One’s credit, compliance, operational and enterprise risk management functions, and you have had access to some of the most sensitive and business critical Trade Secrets and Confidential Information that Capital One possesses, including information relating to general business strategies and credit risk models and related risk management and business strategies, that would cause immediate, substantial and irreparable harm to Capital One if disclosed to or used on behalf of a competitor.

2. Non-Compete Consideration. In consideration for your undertakings hereunder, Capital One shall provide you the following payments and benefits (the “Non-Compete Consideration”):

(a) Capital One will pay you $1,426,500, which is consistent with the penultimate sentence of paragraph 2(a) of the Prior NCA (the “Initial NCA Payment”), as modified to comply with Section 409A of the Code (i.e., with (i) an amount equal to the two times the limitation in effect under section 401(a)(17) of the Internal Revenue Code as in effect on the Termination Date, payable within 30 days following the second anniversary of the Termination Date and (ii) the balance paid to you six (6) months and one day following the Termination Date). In addition, Capital One shall pay you $5.3 million in 36 equal monthly installments commencing in the month following the second anniversary of the Termination Date (the “Additional NCA Payment”). In the event of your death during the Non-Competition Period, your designated beneficiary (which shall be your then-current spouse if you have not designated a beneficiary in writing) shall be entitled to receive any unpaid payments under this paragraph, which shall be paid in a lump sum within 60 days after your death.

(b) In the event you elect “COBRA” coverage, Capital One will assume the cost of the employer’s portion of the monthly premium and the 2% COBRA administrative fee for each month you are enrolled through the end of the eighteenth month following the Termination Date (the “COBRA Period”), and you will pay the remaining balance of the COBRA premium directly to the COBRA administrator. Should you become covered under another party’s health insurance plan between your Termination Date and the end of the COBRA Period, such payments by Capital One shall immediately be terminated. You agree to notify Capital One immediately of the date that you become eligible to receive health insurance coverage from another party. In addition, if you remain eligible for COBRA through the end of the eighteen (18) month period following your Termination Date or if you die before the end of such period while still eligible for COBRA, Capital One will permit you or your surviving spouse to continue to purchase health coverage on the same basis as COBRA enrollees until the fifth anniversary of your Termination Date (and your surviving spouse to continue such coverage through such fifth anniversary if you die before such anniversary).

3. Non-Competition. For a period of five (5) years following your Termination Date (the “Non-Competition Period”), you agree that you will not serve as an employee, officer, director, principal, partner or agent for, or provide any form of consulting or advisory services to, any of the entities listed on Schedule 1, including their affiliates, subsidiaries, or successors (the “Strictly Prohibited Entities” or “SPEs”). You also agree that during the Non-Competition Period, you will not serve as an employee, officer, director, principal, partner or agent for, or provide any form of consulting or advisory service to, any entity, including its subsidiaries or affiliates, that purchases an entity or substantially all of the consumer financial services assets within the United States, United Kingdom, or Canada, of an entity listed on Schedule 1 (an “Acquisition Event”) if the acquiring entity is substituted for the selling entity as described in the following sentence. Under an Acquisition Event, Capital One shall decide, in its sole discretion, whether the acquiring entity, including its subsidiaries or affiliates, shall be substituted for the selling entity and included on the list of Strictly Prohibited Entities. In the event you are already employed at an acquiring entity prior to an Acquisition Event, you may continue in your existing role so long as you do not engage in activities otherwise prohibited under this Agreement, including refraining from performing any services related to the acquired SPE entity or SPE assets. In addition, during the Non-Competition Period, you agree that, with the exception of the Permitted Services, you will not provide services (whether as an officer, employee, consultant or otherwise) in the United States, United Kingdom or Canada to any person or entity relating to consumer financial products or services or relating to small business lending (including, without limitation, small business credit card lending), to include, without limitation, services relating to business strategy or credit strategy (which includes, without limitation, credit modeling, analytics or techniques for the purpose of customer selection, underwriting, acquisition or management (collectively “Credit Strategy”)). You may, however, provide services unrelated to small business lending or consumer financial products or services to entities other than the Strictly Prohibited Entities.

Provided that you do not use or disclose any of Capital One’s Trade Secrets or Confidential Information, you may also engage in the following activities for any entity other than any of the Strictly Prohibited Entities:

(1) Consulting in the area of risk management processes or approaches, governance approaches, risk reporting, and risk policies and procedures. This consulting may include advising on (a) general processes and approaches to govern and establish loan loss allowances and general approaches for forecasting credit losses, (b) stress testing including general approaches for modeling revenues and losses, (c) the determination of capital levels and the allocation of capital, and (d) risk identification and supporting assessments; notwithstanding the foregoing, in no event will such consulting involve advising on Credit Strategy;

(2) Consulting regarding student lending for a non-Strictly Prohibited Entity or working in any capacity for a non-Strictly Prohibited Entity affiliated student lending company;

(3) Serving as a director on the board of an entity that is not a Strictly Prohibited Entity after the second anniversary of the Termination Date; or

(4) Providing executive coaching services to any executive that does not work for a Strictly Prohibited Entity as long as such coaching does not involve topics prohibited under this Agreement.

(collectively the “Permitted Services”).

In addition, you will be allowed to engage in the following specified non-competitive activities: (1) providing government service or government consulting; and (2) providing services to or working for a merchant acquirer that is not affiliated with a Strictly Prohibited Entity, an auto dealer, a trade association or a professional association.

Subject to the process set forth below, you may request permission from Capital One to work for or provide services to (a) a non-financial services company that is engaged incidentally in consumer financial services, or (b) a third-party service provider that provides services, other than consulting or advisory services, to a Strictly Prohibited Entity or to a non-Strictly Prohibited Entity financial institution that is engaged in consumer financial services. You shall notify Capital One prior to accepting employment with or otherwise providing services to such an entity and provide a description of the services to be provided. Capital One, in its sole discretion and in good faith, shall determine within fifteen (15) business days of notification whether such services are permissible and will notify you of the determination and rationale in writing. Permission shall not be unreasonably withheld and shall be based on one or more of the following reasons (x) the services compete with or seek to displace services that Capital One provides or reasonably anticipates providing, (y) the services include assisting providers of consumer or small business-related financial services with credit strategy, credit modeling, credit scoring, credit analytics, or customer selection, acquisition, or management strategies, analytics or techniques, or (z) the services could otherwise cause competitive harm to Capital One. Granting permission to allow you to provide such services will not impact the Non-Compete Consideration to be paid.

4. Trade Secrets and Confidential Information. You agree that, other than on behalf of Capital One in the course of your employment through your Termination Date, you will not use or disclose any Capital One Trade Secrets or Confidential Information without the express written permission of Capital One, and you remain bound by the CWP Agreement. In addition, you agree that you will return all Capital One property on or before the Termination Date, or earlier upon request, and will retain no copies thereof except with the prior written consent of Capital One’s Chief Executive Officer.

5. Compliance Information and Review. During the Non-Competition Period, you agree to notify Capital One in writing of the identity of any employer or business opportunity on whose behalf you intend to perform services, together with a brief description of your intended functions, prior to accepting such employment or business opportunity. If during the Non-Competition Period, Capital One has reason to believe in good faith that you are not in compliance with Exhibit B, it may request information from you to permit it to determine whether you are otherwise in compliance with this Exhibit B. You agree to provide a response to such a request within fifteen (15) business days after receiving such a request or such longer period as the parties may agree.

6. Irreparable Harm; Injunctive Relief. You acknowledge and agree that your violation of any of the post-employment restrictions in this Exhibit B will cause immediate, substantial and irreparable harm to Capital One which cannot be adequately redressed by monetary damages alone. In the event of your violation or threatened violation of any of the post-employment restrictions in this Exhibit B, you agree that Capital One, without limiting any other legal or equitable remedies available to it, shall be entitled to seek equitable relief, including temporary, preliminary and permanent injunctive relief, return of property, and specific performance, from any court of competent jurisdiction.

7. Acknowledgements. You acknowledge and agree that the non-competition restrictions in Section 3 are narrowly tailored, reasonable and necessary for the protection of Capital One’s legitimate business interests and that the restrictions in Section 3 will not restrict your ability to earn a livelihood following the Termination Date. You acknowledge and agree that you have been represented by sophisticated commercial counsel, and have meaningfully participated, in the negotiation and drafting of this Exhibit B, including these post-employment restrictions. Both parties acknowledge that they may not waive the Non-Compete restriction in paragraph 3 in full or the Non-Compete Consideration without mutual consent.

8. Prior Agreements. You acknowledge that this Exhibit B supersedes and replaces in its entirety the Non-Competition Agreement between you and Capital One effective as of January 1, 2009, as amended by the First Amendment to the Non-Competition Agreement effective as of March 1, 2010 (the “Prior NCA”). You further acknowledge that the CWP Agreement remains in effect pursuant to its terms, as modified by the “Non-Solicitation of Employees” section of the main body of the Agreement.

9. Court’s Right to Modify Restriction. The parties agree that if at the time enforcement is sought, a court of competent jurisdiction adjudges any terms of any provision of this Exhibit B to be void, invalid, or unenforceable, including without limitation portions of Section 3 above, such court may modify or reform such provision so that it is enforceable to the fullest extent permitted by applicable law, or if such modification or reformation is not possible, shall sever the unenforceable portion of the provision, and enforce the remaining provisions of the Agreement, which shall remain in full force and effect. If a court of competent jurisdiction determines that Section 3 above is void, invalid, or unenforceable, Capital One shall have no obligation to pay the Non-Compete Consideration during any period in which the court determines that Section 3 above shall not be in effect.

10. Successors and Assigns. The rights and obligations under this Exhibit B are personal to you and cannot be assigned to any party. This Exhibit B and all promises made herein shall survive the execution of this Exhibit B and shall be binding upon and inure to the benefit of Capital One’s successors and assigns without further consent.

11. Choice of Law. This Exhibit B shall be governed by and construed in accordance with the laws of the State of Delaware (the state of incorporation of Capital One), without regard to its principles of conflicts of law.

12. Capitalized Terms. Capitalized terms not specifically defined in this Exhibit B have the meanings specified in the main body of the Agreement.

13. Entire Agreement; Integration. This Exhibit B does not supersede, but rather supplements, any written policies of Capital One generally applicable to employees of Capital One respecting the treatment of Confidential Information and Work Product applicable to you. The CWP Agreement shall remain in effect pursuant to its terms as modified by the “Non-Solicitation of Employees” section of the main body of the Agreement. This Exhibit B may be modified only by a writing signed by the party to be bound.

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The Parties have read this Non-Competition Agreement, understand it, and accept all of its terms:

Peter A. Schnall	Date

SS#

Authorized Capital One Representative:

Jory A. Berson	Date
Chief Human Resources Officer

Schedule 1 to Exhibit B

J.P. Morgan Chase & Co.

American Express Company

Discover Financial Services

Ally Financial

Bank of America Corp.

Citigroup

Wells Fargo & Company

TD Bank Group

Santander Group